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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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FORM 3
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

      DABNEY,            DANA                      L.
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   (Last)               (First)                 (Middle)

                               1011 CAMPUS DRIVE
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                                    (Street)

   MUNDELEIN,                          IL                         60060
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   (City)                           (State)                       (Zip)

   USA
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2. Date of Event Requiring Statement (Month/Day/Year)


                               OCTOBER 22, 2001
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

                           CIRCLE GROUP INTERNET INC.

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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


                                      TITLE
                                      -----

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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)

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
   COMMON STOCK                              1,000,000                   D
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   COMMON STOCK                                  4,000                   I                    BY SPOUSE
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
  5(b)(v)

                                                                        SEC 1473

TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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

   OPTION TO ACQUIRE     01/02/1999  01/02/2002      COMMON STOCK           48,000          $1.25           D
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   OPTION TO ACQUIRE     03/07/2000  03/07/2003      COMMON STOCK           10,000          $5.00           D
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   OPTION TO ACQUIRE     04/01/1999  04/01/2002      COMMON STOCK            8,000          $1.25           I           BY SPOUSE
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   OPTION TO ACQUIRE     03/07/2000  03/07/2003      COMMON STOCK           12,000          $5.00           I           BY SPOUSE
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
Explanation of Responses:


           DANA L. DABNEY                                      10/24/2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to unless the form displays a currently valid OMB Number

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                                                                        SEC 1473